Exhibit 10.2

VNG EQUITY INCENTIVE PLAN

1.	Purpose; Eligibility

1.1

General Purpose. The name of this plan is the VNG Corporation 2023 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable VNG Corporation, a Vietnamese company (the “Company” and together with its Subsidiaries, the “Group”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Group’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Group; and (c) promote the success of the Group’s business.

1.2

Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Group and its Affiliates and such other individuals designated by the Administrators who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards, provided, however, that for so long as Applicable Laws (as defined below) prohibit “foreign investors”—as the term is used in Law 61/2020/QH14 on Investment adopted by the National Assembly of Vietnam on June 17, 2020 (as amended) and its implementing regulations—from owning more than 49% of the charter capital of a Vietnamese company engaged in electronic gaming and other business lines in which the Group is engaged, no foreign investors shall be eligible to receive Awards.

1.3	Available Awards. Awards that may be granted under the Plan which are (a) Stock Options, (b) Performance Share Awards and (c) Cash Awards.

2.	Definitions

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Group, in each case as determined by the Administrators.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable corporate law, United State federal and state security laws, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted, and the applicable Vietnamese laws where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including a Stock Option, a Performance Share Award, a Cash Award or Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, at the discretion of the Group, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Bad Leaver” means a Participant whose employment or service is terminated for Cause, who voluntary resigns or for any other reason the Administrators may determine in its absolute discretion

1/17

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 7 hereof.

“Cause” means:

(a)	With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise:

(i)

If the Employee or Consultant is a party to an employment or service agreement with the Group or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(ii)

If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Group or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Group or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Group or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Group’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

(b)

With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(i)	malfeasance in office;

(ii)	gross misconduct or neglect;

(iii)	false or fraudulent misrepresentation inducing the director’s appointment;

(iv)	willful conversion of corporate funds; or

(v)	repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

(c)	The Administrators, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means, any of the following:

(a)	Change in Control of VNGL as specified in the VNGL EQUITY INCENTIVE PLAN

2/17

(b)	a transfer of all or substantially all of the Company’s assets;

(c)

a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, except for a transaction in which holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other capital reorganization hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(d)

the consummation of a transaction, or series of related transactions, in which any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, becomes the beneficial owner of all or substantially all of the Company’s then outstanding capital stock; or

(e)

the change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Corporate law and other applicable laws in Vietnam.

For the avoidance of doubt, a Change in Control shall not include an initial public offering and a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation, or create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“CEO” means the Chief Executive Officer of the Company, who is the highest-ranking person in the Company as appointed by the Board, and ultimately responsible for making managerial decisions.

“SMT” means the Senior Management Team of the Company, who is responsible for making managerial decisions in accordance with the role and function delegated to it by the CEO or the Board.

“Administrators” means a group of one or more members of the Board or the CEO or SMT members, who are appointed by the Board to administer the Plan in accordance with Section 3.

“Company” means VNG Corporation, a Vietnamese company and any successor thereto.

“VNGL” means VNG Limited, a Cayman Islands company.

“Consultant” means any individual or entity which performs bona fide services to the Group or an Affiliate, other than as an Employee or Director.

3/17

“Continuous Service” means that the Participant’s service with the Group or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Group or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. The Administrators in their sole discretion, may determine whether a Group transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Administrators. The Administrators may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Group or any Affiliate in which a Participant participates.

“Effective Date” shall mean [                ], 2023, which is the closing date of the initial public offering of VNG Limited.

“Employee” means any person, including an Officer or Director, employed by the Group or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrators in their sole discretion, subject to Applicable Laws.

“Exercise Price” means the purchase price per Ordinary Share set by the Administrators (subject to adjustment as provided herein).

“Fair Market Value” means, as of any date, the value of the Ordinary Shares as determined below. If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation, UPCOM, the Fair Market Value shall be the closing price of a share of Ordinary Shares (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination but only insofar as, in the sole discretion of the Administrators, such closing price was achieved through bona fide market trading and price discovery. In the absence of an established market for the Ordinary Shares, the Fair Market Value shall be determined in good faith by the Administrators and such determination shall be conclusive and binding on all persons.

“Fiscal Year” means the Company’s fiscal year.

“Good Leaver” shall mean with respect to any Participant the termination of his or her employment by reason of:

(a)	retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed;

(b)	retirement before the minimum retirement age stipulated in paragraph (a) above, with the consent of the Administrators;

(c)	death or Disability of the Participant; or

4/17

(d)	any other reason the Administrators may determine in their absolute discretion.

“Grant Date” means the date on which the Administrators adopt a resolution, or take other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Group” means the Company and its Subsidiaries.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Non-Employee Director” means a Director who is a “non-employee director”.

“Officer” means a person who is an officer of the Company.

“Option” means an option to purchase a share of Ordinary Shares granted to any Participant pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Ordinary Shares may be purchased upon the exercise of an Option.

“Ordinary Shares” means the ordinary shares of the Company or a Subsidiary, or such other securities of the Company or a Subsidiary as may be designated by the Administrators from time to time in substitution thereof.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Administrators for the Performance Period based upon business criteria or other performance measures determined by the Administrators at their discretion.

“Performance Period” means the one or more periods of time, as the Administrators may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 6 hereof.

5/17

“Performance Share” means the grant of a right to receive a number of actual Ordinary Shares or share units based upon the performance of the Company during a Performance Period, as determined by the Administrators.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or Employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Administrators in connection with a program established and approved by the Administrators pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Stock Option; and (c) such other transferees as may be permitted by the Administrators in its sole discretion.

“Plan” means this VNG Corporation 2023 Equity Incentive Plan, as or amended and restated from time to time.

“Stock for Stock Exchange” has the meaning set forth in Section 5.3.

“Subsidiary” means a corporation either (x) of which not less than 50% of the combined voting power is held by the Company or its subsidiary or (y) that is consolidated in the results of operations of the Company, whether or not such corporation exists now or is hereafter organized or acquired by the Company or its subsidiary.

“Substitute Award” has the meaning set forth in Section 4.5.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3.	Administration

3.1

Authority of Administrators. The Plan shall be administered by the Administrators or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Administrators’ charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Administrators shall have the authority:

(a)	to construe and interpret the Plan and apply its provisions;

(b)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)

to adopt sub-plans and procedures as are necessary or appropriate to permit participation in the Plan by Employees in various jurisdictions, provided, that, Administrators approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction;

6/17

(d)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(e)	to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)	to select, from time to time, those eligible Award Recipients to whom Awards shall be granted, subject to the limitations set forth in this Plan;

(g)	to determine the number of Ordinary Shares to be made subject to each Award;

(h)

to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(i)

to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(j)

to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(k)

to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(l)	to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(m)

to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(n)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Administrators also may modify the purchase price or the exercise price of any outstanding Award, provided, that, if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

7/17

3.2

Administrators Decisions Final. All decisions made by the Administrators pursuant to the provisions of the Plan, which are approved by the Board, shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3

Delegation. The Administrators shall have the power to delegate to a team, member in the SMT or any individual who deems appropriate by the Administrators, any of the administrative powers that the Administrators is authorized to exercise (and references in this Plan to the Board or the Administrators shall thereafter be to the Administrators or a team or authorized individuals), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Administrators, or the power delegated to any person by the Administrators at any time and revest in the Board the administration of the Plan. The members of the Administrators or authorized individuals shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size number of the Administrators or authorized individuals, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the team of Administrators or authorized individuals. The Administrators or team of authorized individuals shall act pursuant to a vote of the majority of its members or, in the case of a Administrators or the team of authorized individuals comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board.

3.4

Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Administrators or as the authorized individual’s position, and to the extent allowed by Applicable Laws, either the Administrators or the authorized individual shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrators may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrators in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrators in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrators did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Administrators shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.	Options Subject to the Plan

4.1

Subject to adjustment in accordance with Section 11, no more than 1,879,637 Options shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall follow the regulatory requirement to make available the number of Options required to satisfy such Awards.

8/17

4.2	Options available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3

If an Award expires, becomes unexercisable, or is cancelled, forfeited to or repurchased by the Company due to the failure to vest, or otherwise terminated without having been exercised or settled in full, as the case may be, the Options allocable to the unexercised (or forfeited or repurchased) portion of the Award shall again become available for future grant or sale under the Plan (unless the Plan has been earlier terminated). Options that actually have been issued under the Plan, upon exercise of an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that in the event that Options issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or redemption, or are used to satisfy the Exercise Price or Option Exercise Price for an Award or any tax withholding obligations related to an Award.

4.4

Any Options subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Options to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: options subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such options are (a) options tendered in payment of an Option, (b) options delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) options covered by other Awards that were not issued upon the settlement of the Award.

4.5

Awards may, in the sole discretion of the Administrators, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired or consolidated by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve.

5.

Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 5, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

5.1	Term. The term of a Stock Option granted under the Plan shall be determined by the Administrators.

5.2

Exercise Price of an Option: The Option Exercise Price of each Stock Option may be set by the Administrators and may be less than the price of the Ordinary Shares subject to the Option on the Grant Date subject to adjustments in Section 11.

9/17

5.3

Consideration. The Option Exercise Price of Ordinary Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or other payment methods allowed by the Applicable Law at the time the Option is exercised or (b) in the discretion of the Administrators, upon such terms as the Administrators shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Ordinary Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Ordinary Shares that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of Ordinary Shares equal to the difference between the number of shares thereby purchased and the number of identified attestation Ordinary Shares (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of Ordinary Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Administrators. Unless otherwise specifically provided in the Option, the exercise price of Ordinary Shares acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Ordinary Shares acquired, directly or indirectly from the Company, shall be paid only by Ordinary Shares of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

5.4

Transferability of a Stock Option. A Stock Option may, in the sole discretion of the Administrators, be transferable to a Permitted Transferee, upon written approval by the Administrators to the extent provided in the Award Agreement. If the Stock Option does not provide for transferability, then the Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

5.5

Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrators may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Ordinary Shares. The Administrators may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

5.6

Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrators, if the Optionholder is a Good Leaver, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. If the Optionholder is a Bad Leaver, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable.

10/17

5.7

Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

5.8

Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.

Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Administrators shall have the discretion to determine: (i) the number of Ordinary Shares or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Administrators are attained within the applicable Performance Period, as determined by the Administrators.

7.

Other Equity-Based Awards and Cash Awards. The Administrators may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Administrators shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Administrators may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Administrators determines in its discretion. Cash Awards shall be evidenced in such form as the Administrators may determine.

11/17

8.

Securities Law Compliance. Each Award Agreement shall provide that no Ordinary Shares shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Administrators may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Awards unless and until such authority is obtained.

9.	Vietnamese Securities Act Compliance. The whole process of granting, and exercising under the Award Agreement must be complied with prevailing Vietnamese Securities Act.

10.	Use of Proceeds from Stock. Proceeds from the sale of Ordinary Shares pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

11.	Miscellaneous

11.1

Acceleration of Exercisability and Vesting. The Administrators shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

11.2

Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Ordinary Shares certificate is issued, except as provided in Section 11 hereof.

11.3

No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Group or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Group or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the by-laws of the Group or an Affiliate, and any applicable provisions of the corporate law of the state in which the Group or the Affiliate is incorporated, as the case may be.

12/17

11.4

Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Group from an Affiliate or from the Group to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Group, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrators otherwise so provides in writing, in either case.

11.5

Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrators, the Participant may satisfy any tax withholding obligation relating to the exercise or acquisition of Ordinary Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Ordinary Shares from the Ordinary Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Ordinary Shares under the Award, provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Ordinary Shares of the Company.

12.	Adjustments Upon Changes in Ordinary Shares

12.1

In the event of changes in the outstanding Ordinary Shares or in the capital structure of the Group by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of Ordinary Shares subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Ordinary Shares or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award.

12.2

If the Group, at any time or from time to time after the Grant Date, issues or sells any Ordinary Shares without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale, the Exercise Price of the shareholders or Optionholders in effect immediately prior to such issuance or sale shall be subject to adjustment in order to prevent dilution of the Exercise Price or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Exercise Price of the Group shall not be diluted at the Company level.

12.3	In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Administrators may, in its absolute discretion:

13/17

(a)

provide for the cancellation of any such Option in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights under the vested portion of such Option, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Option may be terminated without payment;

(b)	provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)

provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrators in its absolute discretion;

(d)	replace such Option with other rights or property selected by the Administrators in its absolute discretion;

(e)	provide that the Option will terminate and cannot vest, be exercised or become payable after the applicable event; or

(f)	make such adjustments to the vesting conditions applicable to any outstanding Options as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Options.

References in the Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 11.3.

12.4

In the case of adjustments made pursuant to this Section 11, unless the Administrators specifically determines that such adjustment is in the best interests of the Group or its Affiliates, the Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.	Effect of Change in Control

13.1	Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)	In the event of a Change in Control, all outstanding Options shall become immediately exercisable with respect to 100% of the shares subject to such Options.

(b)

With respect to Performance Share Awards and Cash Awards, in the event of a Change in Control, all incomplete Performance Periods in respect of such Awards in effect on the date the Change in Control occurs shall end on the date of such change and the Administrators shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Administrators’s determination of the degree of attainment of Performance Goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Administrators.

14/17

To the extent practicable, any actions taken by the Administrators under clauses (a) and (b) above shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the Ordinary Shares subject to their Awards.

13.2

In addition, in the event of a Change in Control, the Administrators may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Ordinary Shares received or to be received by other shareholders of the Group in the event. In the case of any Option with an exercise price that equals or exceeds the price paid for a share of Ordinary Shares in connection with the Change in Control, the Administrators may cancel the Option without the payment of consideration therefor.

13.3

The obligations of the Group under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Group, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Group and its Affiliates, taken as a whole.

14.	Amendment of the Plan and Awards

14.1

Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Ordinary Shares and Section 13.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

14.2	Shareholder Approval. The Board will, if required by the Applicable Law, submit any other amendment to the Plan for shareholder approval.

14.3

Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of Applicable Laws and the regulations promulgated thereunder to bring the Plan and/or Awards granted under it into compliance therewith.

15/17

14.4

No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Group requests the consent of the Participant and (b) the Participant consents in writing.

14.5

Amendment of Awards. The Administrators at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Administrators may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Group requests the consent of the Participant and (b) the Participant consents in writing.

15.	General Provisions

15.1

Forfeiture Events. The Administrators may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Group and/or its Affiliates.

15.2

Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with Applicable Laws or stock exchange listing requirements).

15.3

Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.4

Unfunded Plan. The Plan shall be unfunded. Neither the Group, the Board nor the Administrators shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

15.5

Delivery. Upon exercise of a right granted under this Plan, the Group shall issue Ordinary Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Group may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

16/17

15.6

No Fractional Shares. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan. The Administrators shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Ordinary Shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

15.7

Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Administrators may deem advisable.

15.8

Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Administrators and shall be effective only when filed by the Participant in writing with the Group during the Participant’s lifetime.

15.9

Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

15.10

Non-Uniform Treatment. The Administrators’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Administrators shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

16.	Effective Date of Plan. The Plan shall become effective as of the Effective Date.

17.

Termination or Suspension of the Plan. The Plan shall terminate automatically on the fifth anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 14.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

18.

Choice of Law, Arbitration. This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the laws of Vietnam, without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than Vietnam. All and any of the disputes arising from and in connection with this Plan and any Award shall be referred to and finally resolved by arbitration at the Vietnam International Arbitration Centre (VIAC) in accordance with its Rules of Arbitration.

As adopted by the Board of Directors of VNG Corporation on [            ], 2023.

17/17